U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 11, 2019

Cannapharmarx, Inc.

(Exact name of small business issuer as specified in its charter)

Delaware	000-27055	24-4635140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

Suite 206 1180 Sunset Drive Kelowna, BC, CanadaZ1Y 9W6

(Address of principal executive offices)

949-652-6838

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Effective June 11, 2019, we along with a wholly owned subsidiary of our Company entered into a Securities Purchase Agreement with Sunniva, Inc, a British Columbia, Canada corporation (“Sunniva”) wherein we have agreed to acquire all of the issued and outstanding securities of Sunniva’s wholly-owned subsidiaries Sunniva Medical Inc. (“SMI”) and 1167025 B.C. LTD (“1167025”).The purchase price is CAD$20,000,000 of which CAD$1,000,000 is payable on or before June 21, 2019 and CAD$19,000,000 payable at closing. The effectiveness of the Securities Purchase Agreement is subject to various conditions, including our ability to raise a sufficient amount of funds to pay for these acquisitions, as well as completion of an audit of the books and records of SMI and 1167025 satisfactory to us.

Upon the closing we intend to file another Form 8-K advising of the effectiveness of the SMI and 1167025 acquisitions, including providing an audit of each of SMI and 1167025’s financial condition.

SMI and 1167025 are owners of real estate on properties that are subject to late stage marijuana licensed producer applications in Canada.

The SMI project is a 759,000 square foot cannabis grow facility to be built on an approximately 116-acre parcel of land located in Okanagan Falls, British Columbia, Canada. The full facility is designed with two phases. Phase One is comprised of development of 458,000 square feet and Phase Two is the development of the remaining 301,000 square feet. To date, all design, engineering and site improvements required for both Phases have been completed. However, except for the concrete footing walls for Phase One, no physical construction of the grow facility has begun.

Each Phase is designed to have 8 separate growing rooms of approximately 22,000 square feet which we believe will provide annual production capacity of 60,000 kg of cannabis flower (120,000 lbs.). Upon full completion of both Phases the facility will contain 16 separate growing rooms which we estimate will provide annual production capacity of 120,000 kilograms of cannabis flower (264,000 lbs.).

Completion of the build out of Phase One of the facility is expected to take an estimated 12 months and require additional capital of approximately CAD$100,000,000. Phase Two, which can be completed in the future requires additional financing of approximately CAD$95,000,000.

Applicable thereto, in expectation of making the acquisitions described above, on or about May 7, 2019, we executed an agreement with KannaREIT, Inc., wherein KannaREIT has agreed to enter into a relationship with us to arrange a construction financing facility for the continued development of the properties acquired from Sunniva, which facility will be converted to a permanent financing facility upon the completion of the Sunniva site improvements. This agreement is subject to the parties agreeing to and complying with certain conditions precedent to the aforementioned agreement. Specifically, the agreement provides for the parties to set up a special purpose vehicle (the “SPV”). We would assign the interests acquired in the Sunniva acquisition described above, along with any improvements made onto the lands and exiting machinery and equipment as our equity contribution to the SPV, concurrent and in series with the placement of the above noted construction financing facility. This arrangement calls for an equity contribution by us towards the total project cost and, as such, does not provide us funding to allow us to complete the Sunniva acquisition described above. However, it does provide a capital mechanism to allow us to develop the property if and when the acquisition becomes effective.

We have engaged in discussions with various investment bankers and other investors about raising the additional funds necessary to successfully consummate the Sunniva acquisition but as of the date of this Report we do not have a definitive agreement with any third party to provide this additional financing and there are no assurances that such an agreement will be executed so as to allow us to close the Sunniva acquisition. Failure to raise these funds will have significant negative impact on our proposed operations described herein.

2

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Number	Exhibit
10.4	Securities Purchases Agreement dated June 11, 2019 by and between Cannapharmarx Canada Corp., Cannapharmarx, Inc., as Purchasers and Sunniva, Inc., as Seller

10.5	Agreement dated May 7, 2019 between KannaREIT, Inc. and Cannapharmarx, Inc.

99.5	Press Release Announcing the Execution of the Securities Purchase Agreement with Sunniva Inc.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2019	CANNAPHARMARX, INC.

	By:	/s/Dominic Colvin
Dominic Colvin Chief Executive Officer

4